Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter and Fiscal Year 2014 Financial Results

Fourth quarter results in line with guidance as Company achieves its highest annual revenues and cash levels.

HAYWARD, Calif., February 17, 2015 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the fourth quarter and fiscal year ended December 26, 2014.

Revenue for the fourth quarter of 2014 was $120.0 million, an increase of 2.5% compared to the third quarter of 2014 and a decrease of 5.0% compared to the same period a year ago.  Semiconductor revenue was 85.1% of total revenue and revenue outside the U.S. accounted for 29.9% of total revenue for the fourth quarter of 2014.

For fiscal year 2014 revenue was $514.0 million, an increase of $69.9 million, or 15.8%, over fiscal year 2013.

Gross margin for the fourth quarter of 2014 was 15.3%, compared to 8.8% for the previous quarter and 17.1% for the same period a year ago. During the fourth quarter of fiscal 2014, we were able to recover approximately $1.0 million of the purchase order commitments previously written off in the third quarter of 2014 related to the GT Advanced Technologies (GTAT) bankruptcy.

Gross margin for fiscal year 2014 was 14.2% compared to 15.2% for fiscal year 2013.  In fiscal year 2014, approximately $7.9 million of accounts receivable, on-hand inventory and related purchase order commitments was written off, net of the $1.0 million recovery in the fourth quarter of 2014, related to the GTAT bankruptcy.  Our gross margin excluding the net write-offs associated with the GTAT bankruptcy would have been 15.4% for fiscal year 2014.

Net income for the fourth quarter of fiscal 2014 was $3.5 million, or $0.12 per share (basic and diluted) compared to a net loss of $5.3 million, or a loss of $0.18 (basic and diluted) per share, in the previous quarter and net income of $6.4 million, or $0.22 (basic and diluted) per share, for the same period a year ago. The net income for the fourth quarter of 2014 includes pre-tax charges of $1.2 million for amortization costs associated with the AIT transaction. Excluding these charges the Company would have reported earnings of $0.15 per diluted share for the fourth quarter of 2014. The Company’s tax rate for the fourth quarter of 2014 was 23.1%.

Net income for fiscal 2014 was $11.4 million, or $0.38 per share (diluted) and $0.39 per share (basic), compared to net income of $10.4 million, or $0.36 per share (diluted) and $0.37 per share (basic), for fiscal year 2013.  Net income for fiscal year 2014 includes pretax charges of $4.9 million for amortization associated with the AIT transaction. Excluding these charges the Company would have reported net income of $15.3 million, or $0.51 per share (diluted) for fiscal year 2014. Net income for fiscal year 2013 includes pretax charges of $6.0 million for amortization costs associated with the AIT transaction. Excluding these charges the Company would have reported net income of $15.5 million, or $0.53 per share (diluted) for fiscal 2013. The company’s tax rate for fiscal year 2014 was 30.5% compared to 17.3% for fiscal year 2013. The 2014 tax rate includes an incremental 11.3% related to a valuation allowance on the Company’s California and Oregon deferred tax assets, which the Company recorded in the third quarter of 2014.

Cash and cash equivalents at the end of the fourth quarter of fiscal year 2014 was $79.0 million, an increase of $3.9 million from the previous quarter.  Outstanding debt was $48.2 million at the end of the fourth quarter of fiscal year 2014, an increase of $0.7 million from the previous quarter.

James Scholhamer, UCT’s Chief Executive Officer, stated:  “We continue to see strong revenues from our semiconductor sector of our business.  We achieved our highest annual revenue level in 2014 and revenue for the quarter was at the high end of our guidance. We also attained the highest cash level in our corporate history as of fiscal year end 2014. Recently we announced the acquisition of Marchi Thermal Systems, Inc. which we believe will be immediately accretive to our earnings. In addition, as previously announced, we acquired assets in Singapore that will support our 3D printing business. While our 3D printing operations are in early stages, this investment will expand our capabilities beyond our core business. These are all significant accomplishments for UCT and we are very pleased with the overall health of our business and our position in the Semi-Cap equipment market.”

Commenting on UCT’s corporate guidance, Scholhamer noted: “We expect revenue for the first quarter of 2015 to range between $123 million to $128 million, with earnings per share ranging between $0.04 and $0.07. Excluding amortization costs associated with the merger with AIT and other one-time charges, including CEO transition costs, cost associated with the acquisition of Marchi and the reversal of amortized bank charges associated with our previous credit facility, we expect earnings per share to be in the range of $0.11 to $0.14. We are forecasting a tax rate of 28% for the first quarter of 2015.”

UCT will conduct a conference call today, Tuesday, February 17, 2015, beginning at 1:45 p.m. PDT.
The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international).  The confirmation number for live broadcast and replay is 75022525 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to first quarter 2015 revenue and earnings per share and our forecasted tax rate for the first quarter of fiscal 2015. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2013 and our quarterly report on Form 10-Q for the quarter ended September 26, 2014, each as filed with the Securities and Exchange Commission. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 26, 2014.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended		Twelve months ended
	December 26,	December 27,	December 26,	December 27,
	2014	2013	2014	2013

Sales	$120,015	$126,268	$513,957	$444,022
Cost of goods sold	101,652	104,698	440,824	376,693
Gross profit	18,363	21,570	73,133	67,329

Operating expenses:
Research and development	1,696	1,387	7,067	5,543
Sales and marketing	2,686	2,487	10,432	9,831
General and administrative	9,055	9,428	37,450	36,047
Total operating expenses	13,437	13,302	54,949	51,421
Income from operations	4,926	8,268	18,184	15,908

Interest and other income (expense), net	(334)	(653)	(1,854)	(3,309)
Income before provision for income taxes	4,592	7,615	16,330	12,599
Income tax provision	1,060	1,244	4,973	2,175
Net income	$3,532	$6,371	$11,357	$10,424

Net income per share:
Basic	$0.12	$0.22	$0.39	$0.37
Diluted	$0.12	$0.22	$0.38	$0.36
Shares used in computing net income per share:
Basic	29,498	28,582	29,301	28,346
Diluted	29,944	29,480	29,936	29,037

ULTRA CLEAN HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	December 26,	December 27,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$78,997	$60,415
Accounts receivable, net of allowance	61,817	67,450
Inventory	56,850	63,942
Other current assets	10,783	8,652
Total current assets	208,447	200,459

Equipment and leasehold improvements, net	10,841	8,534
Goodwill	55,918	55,918
Purchased intangibles, net	16,824	21,708
Other non-current assets	4,112	5,924
Total assets	$296,142	$292,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$40,885	$37,705
Accounts payable	48,944	53,962
Other current liabilities	7,683	8,377
Total current liabilities	97,512	100,044

Bank debt and other long-term liabilities	10,078	20,570
Total liabilities	107,590	120,614

Stockholders’ equity:
Common stock	149,834	144,568
Retained earnings	38,718	27,361
Total stockholders’ equity	188,552	171,929
Total liabilities and stockholders’ equity	$296,142	$292,543